FOR IMMEDIATE RELEASE                             CONTACT:  Glenn Bozarth
                                                             Mattel, Inc.
                                                           (310) 252-3521

                      JAMES ESKRIDGE RESIGNS POSITION
                       AS PRESIDENT-MATTEL WORLDWIDE
                       -----------------------------



     LOS ANGELES, March 28, 1996 -- Mattel, Inc. today announced that James
A. Eskridge has chosen to resign his position as president-Mattel
Worldwide, but will remain a senior advisor to the company.

     "Jim has had other goals he has wanted to pursue, and he developed the current Mattel Worldwide organization with that in mind," Jill Barad, Mattel's president and chief operating officer, said. "He established an excellent global organization run by four very strong executives who will now report to me. With this team in place, Jim decided that the time was right to move on to other pursuits.

     "We would have preferred to have had Jim continue as a member of our top management team," Barad said, "but we wish him much success and happiness, and we thank him for all he has done to help give our company, and particularly its management structure, the strength it has today."

     Eskridge, 53, joined Mattel as the company's executive vice president and chief financial officer in 1988. He was promoted to president of Fisher-Price upon completion of the Mattel/Fisher-Price merger in 1993 and to president-Mattel Worldwide in 1995.

     Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 foreign countries and sells its products in more than 140 nations throughout the world.


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